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                     June 28, 2022

       Rafael Japur
       Chief Financial Officer
       GERDAU S.A.
       Av. Dra. Ruth Cardoso, 8,501-8th floor
       Sao Paulo, Brazil CEP 05425-070

                                                        Re: GERDAU S.A.
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            File No. 001-14878

       Dear Mr. Japur:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing